Exhibit 99.1

Vicor Corporation Announces 2nd Quarter Results

    ANDOVER, Mass.--(BUSINESS WIRE)--July 16, 2003--Vicor Corporation (NASDAQ: VICR) today announced its financial results for the quarter ended June 30, 2003. Revenues for the quarter were $38,693,000 compared with $36,831,000 for the corresponding period a year ago. The Company reported a loss before taxes of $5,729,000 compared with a loss before taxes of $7,642,000 in 2002. The Company reported a net loss for the quarter of $5,958,000 compared with a net loss of $4,852,000 in 2002, and a diluted loss per share of $.14 compared with a diluted loss per share of $.11 in 2002. Net loss for the quarter ended June 30, 2003 was higher than the comparable quarter in 2002 because of a tax rule change limiting the availability of tax loss carry-backs in 2003 as discussed below.
    For the six months ended June 30, 2003 revenues increased to $76,433,000 from $71,451,000 for the same period of 2002. The Company reported a loss before taxes of $12,103,000 compared with a loss before taxes of $15,407,000 in 2002. The Company reported a net loss for the period of $12,587,000 compared with a net loss of $9,783,000 in 2002, and a diluted loss per share of $.30 compared with a diluted loss per share of $.23 in 2002.
    In the second quarter, revenues increased by 5.1% over the second quarter of 2002, and increased by 2.5% on a sequential basis from the first quarter of 2003. The overall book to bill for the second quarter was slightly below 1. The order pattern by most customers continued to be focused on filling short-term requirements and, consequently, visibility based on backlog remained limited. The Company finished the second quarter with approximately $31.8 million in backlog compared to $31.9 million at the end of 2002.
    In the second quarter, gross margin increased to 27.2%, compared with 23.6% in the second quarter of 2002. Gross margin increased by 3.6% sequentially from the first quarter of 2003. The gross margin improvement was due to a more favorable product mix and to unit cost reductions due to productivity improvements.
    In consideration of the excess in factory capacity that has persisted for nearly three years, the potential for further improvements in productivity and the prospective lower labor content of its new V-I Chips, the Company will end the general furlough program for all of its hourly factory workers effective October 10, 2003. As of this date, approximately 74% of factory workers will return to full time, productive employment. Approximately 26% of the factory workers will be notified within the next week that the Company will not continue to employ them after October 10, 2003. Affected employees that are unable to obtain other employment will be provided with health benefits until the end of this year.
    Depreciation and amortization in the quarter was $5.6 million and capital additions were $1.4 million. For the first six months of 2003 depreciation and amortization was $11.3 million and capital additions were $3.3 million.
    Within the quarter, the Company recorded a loss of $387,000 for a decline in the value of an investment judged to be other than temporary, which was charged to other income (expense), net.
    The tax provision for the first six months of 2003 was 4%. During 2002, the Company recorded a tax benefit of 36.5% reducing pre-tax losses due to a carry-back provision allowed by a temporary change in the tax laws. Beginning in 2003, with tax rules reverting to a carry-back limited to two years, any losses incurred will only be available to offset future taxable income. A provision in 2003 is required as the Company operates in various state and international taxing jurisdictions, subject to a variety of income and related taxes.
    Cash and short-term investments were $110.9 million, an increase of $10.0 million from the end of 2002 and an increase of $13.0 million from the end of the first quarter of 2003. This increase is largely attributable to $11.7 million of tax refunds received during the quarter. The Company did not repurchase any shares during the quarter and has $26.0 million remaining on its authorized stock buy-back plan.
    Inventories decreased by approximately $6.1 million to $24.2 million as compared with $30.3 million at the end of 2002 and decreased by $2.1 million from the end of the first quarter of 2003.
    During the quarter, the Company and Artesyn agreed to conditionally resolve a pending patent infringement case. The parties stipulated that certain of Artesyn's accused products infringed a Vicor patent based on claim interpretations handed down by the Massachusetts Federal District Court. This allows both parties to appeal these interpretations to the Federal Circuit, the appeals court that decides patent appeals in the U.S. The Company also reached agreement with Lambda, Power-One, Lucent and Tyco to allow appeal by these parties. Pending these appeals, the Massachusetts Federal District Court has stayed all of the pending cases. The Company anticipates that a decision by the Federal Circuit will likely be rendered in 2004.
    During the quarter, the Company received 146 new design wins for its second-generation modules via its proprietary VDAC design system and 60 new design wins for its VIPAC customer-configurable power systems.
    The Company has recently introduced its first V-I Chip Bus Converter Modules (BCM) for Intermediate Bus Architecture applications and its first V-I Chip Voltage Transformation Module (VTM) for Point of Load (POL) applications. These V-I Chips are the first products to form part of the Company's Factorized Power Architecture (FPA), a new power system paradigm that the Company believes will set new industry standards with respect to speed, density, efficiency and cost.
    The Company believes that select alternate sources of supply for V-I Chips will facilitate a more rapid adoption of these unique power components and encourage leading customers in major end markets to take advantage of V-I Chips to realize new and better O.E.M.
products. Given the potentially large size and complexity of the available market for V-I Chips, the Company expects that licensing appropriate alternate sources of supply will amplify the overall market opportunity and enhance its total return on investment in V-I Chips and in the research and development of the underlying technologies. To this end, the Company is engaged in discussions with certain companies that have a recognized presence in Communications, IT, Industrial and Consumer Electronics end markets and that have approached the Company with an interest to enter into a license to manufacture and sell V-I Chips or to use V-I Chips within their O.E.M. products.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call, today, Wednesday, July 16, 2003 at 5:00 p.m. (EDST). Shareholders interested in participating in the call, should call 1-800-901-5247 at approximately 4:50 p.m. and use the Passcode 14996495. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through 5:00 p.m. on July 23, 2003. The replay dial-in number is 1-888-286-8010 and the Passcode is 31647725. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop new products and the markets for such products cost-effectively and our ability to decrease manufacturing costs, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.

    For further information contact: Mark A. Glazer, Chief Financial Officer, Vicor Corporation, Tel: 978-470-2900/Fax: 978-749-3439




VICOR CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share
 amounts)

                                 QUARTER ENDED      SIX MONTHS ENDED
                                  (Unaudited)         (Unaudited)
----------------------------------------------------------------------
                               JUNE 30,  JUNE 30,   JUNE 30,  JUNE 30,
                                 2003      2002       2003      2002
----------------------------------------------------------------------

Net revenues                   $38,693   $36,831    $76,433   $71,451
----------------------------------------------------------------------

Costs and expenses
          Cost of sales         28,156    28,148     56,989    54,606
          Sales &
           administration       10,394    11,134     20,718    21,387
          Research &
           development           5,833     5,128     11,167    10,235
----------------------------------------------------------------------
                                44,383    44,410     88,874    86,228

Operating loss                  (5,690)   (7,579)   (12,441)  (14,777)
----------------------------------------------------------------------

Other income (expense), net        (39)      (63)       338      (630)
----------------------------------------------------------------------

Loss before taxes               (5,729)   (7,642)   (12,103)  (15,407)

Benefit (provision) for
 income taxes                     (229)    2,790       (484)    5,624
----------------------------------------------------------------------

Net loss                      ($ 5,958) ($ 4,852) ($ 12,587) ($ 9,783)
======================================================================

Net loss per share:
           Basic               ($ 0.14)  ($ 0.11)    ($0.30)   ($0.23)
           Diluted             ($ 0.14)  ($ 0.11)    ($0.30)   ($0.23)
----------------------------------------------------------------------

Shares outstanding:
           Basic                41,799    42,416     41,926    42,410
           Diluted              41,799    42,416     41,926    42,410
----------------------------------------------------------------------


VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                JUNE 30,     DEC 31,
                                                  2003        2002
                                               (Unaudited) (Unaudited)
----------------------------------------------------------------------

Assets
----------------------------------------------------------------------

Current  Assets
        Cash and cash equivalents                 $76,132     $72,120
        Short-term investments                     34,746      28,779
        Accounts receivable                        24,092      22,469
        Inventories                                24,192      30,325
        Refundable income taxes                     2,004       8,846
        Deferred tax assets                         7,526       8,126
        Other current assets                        2,246       2,399
----------------------------------------------------------------------
                  Total current assets            170,938     173,064

Property and equipment, net                        91,012      98,738
Other assets                                        5,935       6,643
----------------------------------------------------------------------

                                                 $267,885    $278,445
======================================================================

Liabilities and Stockholders' Equity
----------------------------------------------------------------------

Current Liabilities
        Accounts payable                           $5,906      $5,724
        Accrued compensation and benefits           3,833       3,379
        Other accrued liabilities                  10,757      11,282
----------------------------------------------------------------------
                 Total current liabilities         20,496      20,385

Deferred income taxes - long term                  14,312      10,027

Stockholders' Equity
        Capital stock                             146,626     146,433
        Retained earnings                         190,811     203,398
        Treasury stock                           (104,360)   (101,798)
----------------------------------------------------------------------
                 Total stockholders' equity       233,077     248,033
----------------------------------------------------------------------

                                                 $267,885    $278,445
======================================================================

    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900
             Chief Financial Officer